Exhibit 11



                                  INTERMET CORPORATION
                        Computation of Earnings Per Common Share

                                                          1996               1995             1994
                                                          ----               ----             ----
Net Income (Loss)                                      $43,153,000        $25,395,000     $(10,985,000)

Weighted average number of shares outstanding           25,095,122         24,768,578       24,590,873
Add dilutive effect of outstanding warrants and
  options                                                  372,292            124,472               --
                                                  ------------------------------------------------------
Weighted average number of shares and equivalent
shares outstanding                                      25,467,414         24,893,050       24,590,873
                                                  ======================================================
Income (loss) per share                                      $1.69              $1.02            $(.45)

The fully diluted earnings per share calculation has not been presented as the resulting income (loss) per share does not differ from the above.